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                                                                   EXHIBIT 23.1

                  REPORT AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Siebel Systems, Inc.

  The audits referred to in our report dated January 21, 1998, except as to
Note 8 which is as of March 2, 1998, included the related financial statement schedule as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to incorporation by reference in the registration statements (Nos. 333-07983, 333-22763, and 333-40437) on Form S-8 of Siebel Systems, Inc.
and (Nos. 333-36967 and 333-40259) on Form S-3 of Siebel Systems, Inc. of our reports dated January 21, 1998, except as to Note 8 which is as of March 2, 1998, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which reports appear in the December 31, 1997, annual report on Form 10-K of Siebel Systems, Inc.

                                              /s/ KPMG Peat Marwick LLP

San Jose, California
March 13, 1998